Filed pursuant to Rule 433

Registration Statement No 333-226200

January 13, 2020

United Mexican States

Final Terms and Conditions

1.125% Notes due 2030

Issuer:	United Mexican States

Transaction:	1.125% Notes due 2030 (the “2030 Notes”)

Issue Currency:	Euro

Issue Size:	€1,250,000,000

Ratings:	A3 (negative) / BBB+ (negative) / BBB (stable) (Moody’s / Standard & Poor’s / Fitch)*

Maturity Date:	January 17, 2030

Pricing Date:	January 13, 2020

Settlement Date:	January 17, 2020 (T+4)

Coupon:	1.125%

Coupon Payment Frequency:	Annual

Issue Price:	98.915%, plus accrued interest, if any, from January 17, 2020

Yield to Maturity:	1.241%

Re-offer Spread over Interpolated Mid Swap:	105 bps

Reference Interpolated Mid Swap Rate:	0.191%

Re-offer Spread over Benchmark:	143.5 bps

Reference Benchmark:	DBR 0% due August 2029

Reference Benchmark Rate:	-0.194%

Interest Payment Dates:	January 17 of each year, commencing January 17, 2021. Interest accrues from January 17, 2020

Optional Redemption:	If redeemed prior to October 17, 2029 (three months prior to the Maturity Date), Make-Whole Call calculated at German Government Bundesanleihe +25 bps; If redeemed on or after October 17, 2029 (three months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Gross Proceeds:	€1,236,437,500

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.17%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS2104886341

Common Code:	210488634

Joint Book-Running Managers/Allocation:	Barclays Bank PLC BNP Paribas Deutsche Bank AG, London Branch Merrill Lynch International	(25.0%) (25.0%) (25.0%) (25.0%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November  19, 2018 accompanies this free-writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312518330259/d628017dsba.htm.

A preliminary prospectus supplement, subject to completion, dated January 13, 2020, for the Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520005962/0001193125-20-005962-index.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2018 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312519269073/0001193125-19-269073-index.htm .

The issuer has filed registration statements (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statements and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll free at +1-888-603-5847, BNP Paribas toll free at +1-800-854-5674, Deutsche Bank AG, London Branch toll free at +1-800-503-4611 and Merrill Lynch International toll free at +1-800-294-1322.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

United Mexican States

Final Terms and Conditions

2.875% Notes due 2039

Reopening

Issuer:	United Mexican States

Transaction:	2.875% Notes due 2039 (the “2039 Notes”)

Issue Currency:	Euro

Issue Size:	€500,000,000 (brings total size to €1,500,000,000)

Ratings:	A3 (negative) / BBB+ (negative) / BBB (stable) (Moody’s / Standard & Poor’s / Fitch)*

Maturity Date:	April 8, 2039

Pricing Date:	January 13, 2020

Settlement Date:	January 17, 2020 (T+4)

Coupon:	2.875%

Coupon Payment Frequency:	Annual

Issue Price:	113.845%, of the principal amount of the 2039 Notes, plus accrued interest totaling €11,183,209.82 from, and including, April 8, 2019 to, but excluding, January 17, 2020, plus any additional accrued interest, if any, from January 17, 2020.

Yield to Maturity:	2.000%

Re-offer Spread over Benchmark:	+185.5 bps

Reference Benchmark:	DBR 4.25% due July 2039

Reference Benchmark Rate:	0.145%

Interest Payment Dates:	April 8 of each year, commencing April 8, 2020. Interest accrues from April 8, 2019

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe +40 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Fungibility:	The 2039 Notes will be consolidated and for a single series with, and be fungible with, the outstanding €1,000,000,000 2.875% Global Notes due 2039 (ISIN XS1974394758, Common Code 197439475) previously issued by Mexico.

Gross Proceeds:	€569,225,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.19%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS1974394758

Common Code:	197439475

Joint Book-Running Managers/Allocation:	Barclays Bank PLC BNP Paribas Deutsche Bank AG, London Branch Merrill Lynch International	(25.0%) (25.0%) (25.0%) (25.0%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November  19, 2018 accompanies this free-writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312518330259/d628017dsba.htm.

A preliminary prospectus supplement, subject to completion, dated January 13, 2020, for the Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520005962/0001193125-20-005962-index.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2018 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312519269073/0001193125-19-269073-index.htm .

The issuer has filed registration statements (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statements and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll free at +1-888-603-5847, BNP Paribas toll free at +1-800-854-5674, Deutsche Bank AG, London Branch toll free at +1-800-503-4611 and Merrill Lynch International toll free at +1-800-294-1322.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.